FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-12

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Feb  4 2014 16:51:28

WFRBS COMMERCIAL MORTGAGE TRUST 2014-LC14 - PUBLIC NEW ISSUE **PRICING DETAILS** $1,023.355MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	LVL	COUPON	YIELD	$PRICE
A-1	AAA(sf)/AAAsf/Aaa(sf)	66.263	2.70	30.000%	50	1.1930	1.1790	99.9983
A-2	AAA(sf)/AAAsf/Aaa(sf)	189.675	4.95	30.000%	65	2.8620	2.2085	102.9982
A-4	AAA(sf)/AAAsf/Aaa(sf)	175.000	***NOT AVAILABLE***
A-5	AAA(sf)/AAAsf/Aaa(sf)	278.492	9.87	30.000%	95	4.0450	3.6920	102.9942
A-SB	AAA(sf)/AAAsf/Aaa(sf)	89.487	7.41	30.000%	78	3.5220	3.0670	102.9956
A-S	AAA(sf)/AAAsf/Aaa(sf)	95.739	9.90	22.375%	125	4.3510	3.9974	102.9919
B	AA(low)(sf)/AA-sf/Aa3(sf)	81.614	9.92	15.875%	180	4.9070	4.5506	102.9962
C	A(low)(sf)/A-sf/A3(sf)	47.085	9.99	12.125%	225	4.3440	5.0103	94.9964
PEX	A(low)(sf)/A-sf/A1(sf)	224.438	9.93	2.125%
X-A	AAA(sf)/AAAsf/Aaa(sf)	974.656	N/A	N/A
X-B	AAA(sf)/BBB-sf/NR	193.048	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-sf/NR	64.349	9.99	7.000%	60.8%	11.9%
A-3FL	AAA(sf)/AAAsf/Aaa(sf)	80.000	***** NOT AVAILABLE *****

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,255,596,034
NUMBER OF LOANS:	71
NUMBER OF PROPERTIES:	144
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	57.4%
WA U/W DSCR:	1.65x
WA U/W NOI DEBT YIELD:	11.0%
WA MORTGAGE RATE:	5.021%
TOP TEN LOANS %:	48.6%
WA TERM TO MATURITY (MOS):	108
WA AMORTIZATION TERM (MOS):	346
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (42.9%), LCF (29.2%), RMF (16.2%),
RBS (11.6%)

TOP 5 PROPERTY TYPES:	RETAIL (23.1%), OTHER (15.7%), OFFICE (15.4%)
HOSPITALITY (13.7%), MULTIFAMILY (13.3%)

TOP 5 STATES:	GA(15.0%), FL(12.2%), PA(10.4%), TX(8.1%), NJ(6.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO CMBS, LLC OR ANOTHER AFFILIATE OF RIALTO
CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
PRELIMINARY FWP:	JANUARY 28
PRESALE REPORTS:	MID-WEEK OF 1/27
ANTICIPATED PRICING:	2/4
ANTICIPATED SETTLEMENT:	FEBRUARY 20, 2014

ROADSHOW
NEW YORK 1x1's:	TUES, 1/28
CONFERENCE CALLS:	UPON DEMAND

HARTFORD, BREAKFAST:	MON, 1/27 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 1/27 @ 12:30PM EST, THE LANGHAM
MINNEAPOLIS, BREAKFAST	TUES, 1/28 @ 7:30AM CST, GRAND HOTEL MINNEAPOLIS

GLOBAL INVESTOR CALL REPLAY INFORMATION:
DIAL IN:	(855) 859-2056 or (404) 537-3406
CONFERENCE ID:	46563713

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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